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                                                                      EXHIBIT 12

                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING
                          OPERATIONS TO FIXED CHARGES


                                                      Three months ended
                                                           March 31,
                                                      1998          1997
                                                 (Dollar amounts in millions)


Fixed charges:
     Interest and debt expense                   $    104.9      $    101.4
     One-third of rental expense                        9.0             9.3
     Dividends declared on preferred
       securities issued by affiliates                 14.1             9.9
                                                 ----------      ----------
         Total                                   $    128.0      $    120.6
                                                 ==========      ==========

Earnings:
     Net income                                  $    153.7      $     81.0
     Provision for income taxes                        75.2            36.1
     Fixed charges                                    128.0           120.6
                                                 ----------      ----------
         Total                                   $    356.9      $    237.7
                                                 ==========      ==========

Ratio of earnings to fixed charges                     2.79            1.97
                                                       ====            ====